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                                                                     EXHIBIT 5.3


                         [LETTERHEAD OF BEUS GILBERT PLLC]

                                                                       67126-001

                                13 February 2003

MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112


         Re:      Registration of Securities of Medquest, Inc.
                  --------------------------------------------

Ladies and Gentlemen:

      Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantee") by, among others, Phoenix Diagnostic Imaging, Inc., an Arizona corporation (the "Arizona Guarantor"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by such guarantor.

      We have acted as counsel to the Arizona Guarantor in connection with the above.

      With your consent and approval, we have assumed that registration of the New Notes has been, or will be, done in accordance with the terms and provisions contained in the Indenture (as defined below) and the Registration Rights Agreement (as defined below), and in accordance with all applicable federal and state laws, including but not limited to the Securities Act of 1933.

      For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate, and have examined the following documents:

      1. Articles of Incorporation of the Arizona Guarantor dated June 26, 2002, filed with the Arizona Corporation Commission;


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13 February 2003
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      2. By-Laws of the Arizona Guarantor as certified by the Secretary of the
Arizona Guarantor;

      3. The Minute Book of the Arizona Guarantor from June 26, 1997 (the date of its incorporation), to August 15, 2002 (the date upon which the second Resolution described in item 6 below was adopted);

      4. Certificate of Good Standing respecting the Arizona Guarantor issued by the Arizona Corporation Commission on January 9, 2003;

      5. The portion of the Secretary's Certificate Pursuant to the Credit Agreement and the Purchase Agreement dated August 15, 2002, pertaining to the Arizona Guarantor respecting a Unanimous Written Consent of the Board of Directors in Lieu of a Meeting for the Arizona Subsidiary Guarantor dated August 8, 2002, and a Unanimous Written Consent of the Board of Directors in Lieu of a Meeting for the Arizona Subsidiary Guarantor dated August 15, 2002 (the "Secretary's Certificate");

      6. Officer's Certificate dated February 13, 2003 delivered to this firm via Federal Express Courier on February 13, 2003 (the "Officer's Certificate");

      7. The Indenture (which is the document that contains the Guarantee) dated August 15, 2002 (the "Indenture"), among the Company, MQ Associates, Inc. ("Holdings"), the Arizona Guarantor, various other Subsidiary Guarantors (as identified in the Indenture), Wachovia Bank, National Association, as Trustee; and

      8. Registration Rights Agreement dated as of August 15, 2002 (the "Registration Rights Agreement"), by and among the Company, Holdings, the Arizona Guarantor, the other Subsidiary Guarantors, and J.P. Morgan Securities Inc, UBS Warburg LLC and Wachovia Securities, Inc. (the "Initial Purchasers").

      Documents 1 through and including 6 above are herein referred to as the "Organizational Documents" and items 7 and 8 are herein referred to as the "Transaction Documents;" and the Organizational Documents and the Transaction Documents are collectively referred to as the "Documents".

      We do not regularly represent the Company, Holdings, the Arizona Guarantor or the other Subsidiary Guarantors, and except in our capacity as special Arizona counsel in connection with the initial transaction contemplated by the Transaction Documents, we have no background or history with any of these entities. Officers of the Company, Holdings, the Arizona Guarantor, and the other Subsidiary Guarantors have executed and delivered the Officer's Certificate (the actual copy that we received on the date referenced above is in our file and may be inspected upon reasonable request), with the intent that this law firm rely upon the factual recitations and representations set forth in the Officer's Certificate incident to the issuance of this opinion letter. With your consent and approval, for all purposes of this opinion we have reviewed and relied upon the Officer's Certificate and have assumed, without any independent

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13 February 2003
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verification or investigation, that the Officer's Certificate is factually correct and complete in all material respects.

      Further, with your consent we have assumed that the Resolutions attached to the Secretary's Certificate and described in Item 5 above are and remain in full force and effect as of the date hereof and that there are no resolutions which modify, amend or repeal these Resolutions and that no action of any kind has been authorized or taken on behalf of the Arizona Guarantor subsequent to the date of said Resolutions that would limit, restrict, prohibit or otherwise adversely affect the ability of the Arizona Guarantor to enter into the Transaction Documents or to perform its obligations thereunder.

      Each of the Transaction Documents specifically provides that it is to be governed by, and construed and interpreted in accordance with the law of the State of New York. We are not acquainted with and express no opinion herein with respect to New York law. With your consent and approval, for all purposes of this opinion, we have assumed that each of the Transaction Documents are governed by, and will be construed and interpreted in accordance with the law of the State of Arizona, notwithstanding the explicit provisions of the Transaction Documents to the contrary.

      Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes, in accordance with the Indenture and the Exchange Offer, the Guarantee of the Arizona Guarantor will be the legally valid and binding obligation of the Arizona Guarantor, subject to the Enforceability Exceptions (as defined and listed below).

      In rendering the foregoing opinions we have assumed:

      (i) The genuineness of all signatures, the authenticity of documents submitted as originals, and the conformity to originals of documents submitted as copies.

      (ii) That the Transaction Documents accurately describe and contain the mutual understanding of the parties, and that there are no oral or written statements or agreements that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Transaction Documents.

      The opinions set forth above are subject to the following qualifications and limitations (the "Enforceability Exceptions"):

      (a) The enforceability of the Transaction Documents and the Guarantee that is set forth in the Indenture may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally;


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      (b) The enforceability of the Transaction Documents and the Guarantee that is set forth in the Indenture are subject to general principles of equity; and

      (c) The enforceability of the Transaction Documents and the Guarantee that is set forth in the Indenture are further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantee may be unenforceable under or limited by the law of the State of Arizona; however, such law does not, in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantee except that reliance upon certain pre-default waivers provided for therein could render the Guarantee unenforceable against the Arizona Guarantor.

      We are expressing no opinion as to the valid registration, issuance, delivery and/or exchange of the New Notes for the Old Notes, and no such opinion may be implied or construed from this opinion letter.

      We are qualified to practice law in the State of Arizona, and we do not purport to be experts on, or to express any opinion concerning, any law other than the law of the State of Arizona and applicable federal law. As mentioned above, we express no opinion with respect to New York law. The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise.

      This opinion is being furnished solely for the benefit of the addresses and the holders of the New Notes and their successors and assigns, and only with respect to this transaction. Accordingly, it may not be relied upon by or quoted to any other person or entity without, in each instance, our prior written consent. We hereby give our limited consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                  Very truly yours,

                                  BEUS GILBERT PLLC

                                  /s/ BEUS GILBERT PLLC